Exhibit 2.2

AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER

This AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER (this “Amendment”) is entered into as of November 13, 2012 by and between BioSante Pharmaceuticals, Inc., a Delaware corporation and ANIP Acquisition Company (d/b/a/ ANI Pharmaceuticals), a Delaware corporation.

WHEREAS, the parties are party to that certain Agreement and Plan of Merger dated October 3, 2012 (the “Agreement”).

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

1.                                      The references to November 15, 2012 set forth in Sections 2.2(a)(vii)(G) and 8.13 of the Agreement are hereby amended to read “November 30, 2012”.

2.                                      Except as specifically set forth herein, the Agreement remains in full force and effect.

3.                                      This Amendment may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  For purposes of this Agreement, a facsimile or electronic copy of a signature printed by a receiving facsimile machine or printer shall be deemed an original signature.

[Signature page follows]

IN WITNESS WHEREOF, the undersigned have caused this Amendment to be delivered as of the date first above written.

BIOSANTE PHARMACEUTICALS, INC.

By:	/s/ Stephen M. Simes
	Name:	Stephen M. Simes
	Title:	President & CEO

ANIP ACQUISITION COMPANY

By:	/s/ Arthur Przybyl
	Name:	Arthur Przybyl
	Title:	President and Chief Executive Officer